    Exhibit 99.1

SAIC Announces Third Quarter of Fiscal Year 2026 Results

•Revenues of $1.87 billion
•Net bookings of $2.2 billion; book-to-bill ratio and trailing twelve months book-to-bill ratio of 1.2
•Year-to-date net bookings of $7.2 billion; year-to-date book-to-bill ratio of 1.3
•Net income of $78 million; Adjusted EBITDA(1) of $185 million or 9.9% of revenues
•Diluted earnings per share of $1.69; Adjusted diluted earnings per share(1) of $2.58
•Cash flows provided by operating activities of $129 million; Free cash flow(1) of $135 million
•Company increases fiscal year 2026 guidance on certain key metrics
RESTON, VA, December 4, 2025—Science Applications International Corporation (NASDAQ: SAIC), a premier Fortune 500 technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the third quarter ended October 31, 2025.
"Our third quarter results reflect a 5.6% revenue contraction, slightly ahead of our guidance when adjusting for the approximate 1% headwind from the government shutdown, and strong margins due to continued sound program execution,” said Jim Reagan, SAIC Interim Chief Executive Officer. “My priority as interim CEO is to focus the company for long-term shareholder value creation. We have already begun implementing the initial changes to fuel growth and drive margins higher while maintaining our capital allocation framework centered around our share repurchase program."
Third Quarter of Fiscal Year 2026: Summary Operating Results

	Three Months Ended
	October 31, 2025	Percent change	November 1, 2024
	(dollars in millions, except per share amounts)
Revenues	$1,866	(6)%	$1,976
Operating income	128	(20)%	160
Operating income as a percentage of revenues	6.9%	-120bps	8.1%
Adjusted operating income(1)	183	(6)%	195
Adjusted operating income as a percentage of revenues	9.8%	-10bps	9.9%
Net income	78	(26)%	106
EBITDA(1)	168	(15)%	197
EBITDA as a percentage of revenues	9.0%	-100bps	10.0%
Adjusted EBITDA(1)	185	(6)%	197
Adjusted EBITDA as a percentage of revenues	9.9%	-10bps	10.0%
Diluted earnings per share	$1.69	(21)%	$2.13
Adjusted diluted earnings per share(1)	$2.58	(1)%	$2.61
Net cash provided by operating activities	$129	(10)%	$143
Free cash flow(1)	$135	1,400%	$9
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Third Quarter Summary Results
Revenues for the quarter decreased $110 million or 6% compared to the same period in the prior year primarily due to ramp down in volume on existing contracts, including approximately $16 million attributable to the government shutdown, and contract completions, partially offset by new contracts. Revenues recognized from the acquisition of SilverEdge for the three months ended October 31, 2025 were immaterial.
Operating income as a percentage of revenues for the quarter decreased compared to the same period in the prior year primarily due to executive transition costs, net of recoveries, and the favorable resolution of the Assault Amphibious Vehicle ("AAV") contract termination in the prior year ($14 million), partially offset by timing and volume mix in our contract portfolio.
Adjusted EBITDA(1) as a percentage of revenues for the quarter decreased to 9.9% from 10.0% for the same period in the prior year primarily due to the favorable resolution of the AAV contract termination in the prior year ($14 million), partially offset by timing and volume mix in our contract portfolio.
Diluted earnings per share for the quarter was $1.69 compared to $2.13 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $2.58 compared to $2.61 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 46.1 million from 49.8 million during the prior year quarter.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the third quarter decreased $14 million compared to the prior year quarter primarily due to higher cash outflows from the usage of the Master Accounts Receivable Purchase Agreement ("MARPA Facility") in the current year and other changes in working capital, partially offset by timing of customer collections.
During the quarter, SAIC deployed $120 million of capital, primarily consisting of $94 million of plan share repurchases and $17 million in cash dividends.
Quarterly Dividend Declared
Subsequent to quarter end, on December 2, 2025, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on January 28, 2026 to stockholders of record on January 14, 2026. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
Backlog and Contract Awards
Net bookings for the quarter and year were approximately $2.2 billion and $7.2 billion, respectively, which reflects a book-to-bill ratio of 1.2 and 1.3, respectively, and a trailing twelve months book-to-bill ratio of 1.2. SAIC’s estimated backlog at the end of the quarter was approximately $23.8 billion. Of the total backlog amount, approximately $3.8 billion was funded.
Notable New and Recompete Awards:
U.S Air Force: During the quarter, SAIC was awarded the $1.4 billion Collaborative Operations for Battlespace Resilient Architecture ("COBRA") task order in support of the U.S. Air Force. Under this five year (one-year base, plus four, one-year option periods) task order SAIC will provide engineering services to the Department of the Air Force, leveraging its expertise in IT modernization, mission solutions, and digital transformation.
U.S. Army: During the quarter, SAIC was awarded a $413 million, five-year (one-year base, plus four, one-year option periods) Open Source Intelligence Enterprise ("OSINT") task order. The core purpose of the task order is to operationalize OSINT for the Department of the Army, mission partners, and for the Intelligence Community including defense, civilian, and partner nation intelligence organizations. Execution of this task order will inform and implement Army policy as well as provide access to, training for, and management and oversight of enterprise-approved OSINT capabilities for the Army and the broader Intelligence Community.

U.S. Navy: During the quarter, SAIC was awarded a $171 million, 5-year contract with the U.S. Navy. The objective of this effort is to perform R&D to modify and upgrade legacy technology and identify and develop new technology for expeditionary, including low altitude, Multi-Mission Electromagnetic Warfare ("MMEW") systems to address capability, readiness, and sustainment gaps for Department of War ("DoW", formerly referred to as the Department of Defense) and Other Government Agencies ("OGAs") systems. The goal is to develop the future generations of advanced MMEW and Electromagnetic Warfare Management ("EWM") systems, Force Level Electromagnetic Warfare ("FLEW"), and Electromagnetic Spectrum Operations ("EMSO").
Naval Undersea Warfare Center: SAIC was awarded a $242 million, five-year single-award indefinite delivery, indefinite quantity (IDIQ) contract by the Naval Undersea Warfare Center to operate, maintain, and upgrade certain key facilities. The NP Propulsion Test Facility (PTF) Torpedoes contract supports testing services, (including, but not limited to, assembly, integration, and breakdown of Test Articles, execution of tests, and troubleshooting of test systems) Torpedo Test Equipment Services (including, but not limited to, fabrication, refurbishment, upgrades, and mitigating obsolescence issues) and Engineering and Technical services (including, but not limited to, design, drafting, prototyping, remote technical support and troubleshooting). Net bookings and backlog for the quarter include $180 million related to this award.
U.S. Space and Intelligence Community: During the quarter, SAIC was awarded approximately $515 million of contract awards by space and intelligence organizations. These awards represent a combination of new business, modifications, and recompetes.
Other Notable News:
On October 15, 2025, SAIC acquired SilverEdge Government Solutions ("SilverEdge"), an innovative provider of mission-driven technology solutions and products, for a preliminary purchase price of $203 million, net of $6 million cash acquired, subject to post-closing adjustments. The acquisition advances the Company's strategy to provide mission focused, IP-based solutions and commercial products to its customers.
Fiscal Year 2026 Guidance
The table below summarizes fiscal year 2026 guidance and represents the Company's views as of December 4, 2025.

	CURRENT	PRIOR
	Fiscal Year	Fiscal Year
	2026 Guidance	2026 Guidance
Revenue	$7.275B - $7.325B	$7.250B - $7.325B
Adjusted EBITDA(1)	Approx. $695M	$680M - $690M
Adjusted EBITDA Margin %(1)	Approx. 9.5%	9.3% - 9.5%
Adjusted Diluted EPS(1)	$9.80 - $10.00	$9.40 - $9.60
Free Cash Flow(1)	>$550M	>$550M
(1)Non-GAAP measure, see Schedule 6 for information about this measure.
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10:00 a.m. Eastern time on December 4, 2025. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.

About SAIC
SAIC® is a premier Fortune 500 mission integrator focused on advancing the power of technology and innovation to serve and protect our world. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in mission IT, enterprise IT, engineering services and professional services. We integrate emerging technology, rapidly and securely, into mission critical operations that modernize and enable critical national imperatives.
We are approximately 24,000 strong; driven by mission, united by purpose, and inspired by opportunities. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Joe DeNardi, joseph.w.denardi@saic.com
Media: Kara Ross, kara.g.ross@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS, adjusted EBITDA margin to GAAP net income or free cash flow to GAAP net cash flows from operating activities due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate net income and cash flows from operating activities may vary significantly based on actual events, the Company is not able to forecast GAAP diluted EPS, GAAP net income or GAAP net cash flows from operating activities with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31, 2025	November 1, 2024	October 31, 2025	November 1, 2024
	(in millions, except per share amounts)
Revenues	$1,866	$1,976	$5,512	$5,641
Cost of revenues	1,639	1,739	4,861	4,981
Selling, general and administrative expenses	101	83	265	245
Other operating (income) expense	(2)	(6)	(2)	(10)
Operating income	128	160	388	425
Interest expense, net	33	32	94	97
Other (income) expense, net	1	2	6	7
Income before income taxes	94	126	288	321
Income tax (expense) benefit	(16)	(20)	(15)	(57)
Net income	$78	$106	$273	$264
Weighted-average number of shares outstanding:
Basic	45.9	49.4	46.7	50.6
Diluted	46.1	49.8	46.9	51.1
Earnings per share:
Basic	$1.70	$2.15	$5.85	$5.22
Diluted	$1.69	$2.13	$5.82	$5.17

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	October 31, 2025	January 31, 2025
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$45	$56
Receivables, net	1,045	1,000
Prepaid expenses	145	78
Other current assets	22	20
Total current assets	1,257	1,154
Goodwill	2,960	2,851
Intangible assets, net	779	779
Property, plant, and equipment, net	108	104
Operating lease right of use assets	162	164
Other assets	157	194
Total assets	$5,423	$5,246
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$627	$631
Accrued payroll and employee benefits	308	339
Other accrued liabilities	103	113
Debt, current portion	12	313
Total current liabilities	1,050	1,396
Debt, net of current portion	2,475	1,907
Operating lease liabilities	159	173
Deferred income taxes	124	24
Other long-term liabilities	103	169
Equity:
Total stockholders' equity	1,512	1,577
Total liabilities and stockholders' equity	$5,423	$5,246

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31, 2025	November 1, 2024	October 31, 2025	November 1, 2024
	(in millions)
Cash flows from operating activities:
Net income	$78	$106	$273	$264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38	35	109	104
Stock-based compensation expense	26	13	51	38
Deferred income taxes	(8)	(7)	101	(15)
Gain on sale of equity method investments	—	(5)	—	(5)
Other	(4)	(1)	(4)	(4)
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables	(80)	(76)	(31)	(108)
Prepaid expenses and other current assets	39	17	(68)	31
Accounts payable and other accrued liabilities	62	80	(22)	119
Accrued payroll and employee benefits	(33)	(27)	(36)	(59)
Operating lease assets and liabilities, net	(1)	(2)	(5)	(7)
Other assets and other long-term liabilities, net	12	10	(17)	21
Net cash provided by operating activities	129	143	351	379
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(203)	—	(203)	—
Expenditures for property, plant, and equipment	(9)	(9)	(24)	(21)
Purchases of marketable securities	(1)	(3)	(5)	(11)
Sales of marketable securities	1	4	5	10
Proceeds from sale of equity method investments	—	10	—	10
Contributions to investments	(3)	(1)	(10)	(3)
Net cash (used in) provided by investing activities	(215)	1	(237)	(15)
Cash flows from financing activities:
Proceeds from borrowings	1,438	441	2,745	1,114
Principal payments on borrowings	(1,238)	(450)	(2,473)	(1,056)
Stock repurchased and retired or withheld for taxes on equity awards	(95)	(121)	(347)	(425)
Dividend payments to stockholders	(17)	(18)	(53)	(57)
Issuances of stock	4	5	16	14
Debt issuance costs	(9)	—	(9)	—
Other	—	(3)	(4)	(3)
Net cash provided by (used in) financing activities	83	(146)	(125)	(413)
Net decrease in cash, cash equivalents and restricted cash	(3)	(2)	(11)	(49)
Cash, cash equivalents and restricted cash at beginning of period	56	56	64	103
Cash, cash equivalents and restricted cash at end of period	$53	$54	$53	$54

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
SEGMENT OPERATING RESULTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31, 2025	November 1, 2024	October 31, 2025	November 1, 2024
	(dollars in millions)
Revenues
Defense and Intelligence	$1,439	$1,515	$4,246	$4,366
Civilian	427	461	1,266	1,275
Total revenues	$1,866	$1,976	$5,512	$5,641

Adjusted operating income (loss)
Defense and Intelligence	$118	$148	$357	$396
Civilian	62	49	168	141
Corporate	3	(2)	(2)	(8)
Total adjusted operating income	$183	$195	$523	$529

Adjusted operating margin
Defense and Intelligence	8.2%	9.8%	8.4%	9.1%
Civilian	14.5%	10.6%	13.3%	11.1%
Total adjusted operating margin	9.8%	9.9%	9.5%	9.4%
Third Quarter Defense and Intelligence Results
Revenues for the quarter decreased $76 million or 5% compared to the same period in the prior year primarily due to contract completions and ramp down in volume on existing contracts, partially offset by new contracts.
Adjusted operating income as a percentage of revenues decreased compared to the same period in the prior year primarily due to timing and volume mix in our contract portfolio and the favorable resolution of the AAV contract termination in the prior year ($14 million).
Third Quarter Civilian Results
Revenues for the quarter decreased $34 million or 7% compared to the same period in the prior year primarily due to ramp down in volume on existing contracts and contract completions, partially offset by new contracts.
Adjusted operating income as a percentage of revenues increased from the comparable prior year period primarily due to improved profitability across our contract portfolio.
Third Quarter Corporate Results
Adjusted operating income was $3 million for the current quarter compared to an adjusted operating loss of $2 million during the same period in the prior year primarily due to lower other selling, general and administrative expenses.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	October 31, 2025			January 31, 2025
	Defense and Intelligence	Civilian	Total SAIC	Defense and Intelligence	Civilian	Total SAIC
	(in millions)
Funded backlog	$2,696	$1,127	$3,823	$2,599	$845	$3,444
Negotiated unfunded backlog	16,753	3,212	19,965	15,341	3,072	18,413
Total backlog	$19,449	$4,339	$23,788	$17,940	$3,917	$21,857
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.

Schedule 6:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the consolidated non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

Adjusted Operating Income

	Three Months Ended		Nine Months Ended
	October 31, 2025	November 1, 2024	October 31, 2025	November 1, 2024
	(dollars in millions)
Revenues	$1,866	$1,976	$5,512	$5,641
Operating income	$128	$160	$388	$425
Operating income as a percentage of revenues	6.9%	8.1%	7.0%	7.5%
Depreciation of property, plant and equipment	9	6	22	17
Amortization of intangible assets	29	29	87	87
Acquisition, integration, restructuring and impairment costs	1	—	5	2
Recovery of acquisition, integration, restructuring and impairment costs	—	—	(2)	(2)
Costs related to the settlement of federal tax audits	—	—	7	—
Executive transition costs, net of recoveries	16	—	16	—
Adjusted operating income(1)	$183	$195	$523	$529
Adjusted operating income as a percentage of revenues	9.8%	9.9%	9.5%	9.4%
Adjusted operating income is a performance measure that primarily excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Adjusted operating income is calculated by taking operating income and excluding depreciation and amortization, acquisition, integration, restructuring, and impairment costs, and any other material non-recurring costs. Acquisition, integration, restructuring and impairment costs represent costs incurred related to acquisitions, the reorganization, facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation. Recovery of acquisition, integration, restructuring and impairment costs represents costs recovered through our indirect rates in accordance with Cost Accounting Standards. Depreciation of property, plant, and equipment relates to property, plant, and equipment specifically identifiable for each segment. Adjusted operating income also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. Costs related to the settlement of federal tax audits represent costs related to the IRS audit settlement for fiscal years 2016 through 2019. Executive transition costs, net of recoveries, represent costs associated with the immediate departure of our CEO and other executives, net of the portion recovered through our indirect rates in accordance with Cost Accounting Standards. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding our long-term financial performance.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
EBITDA and Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	October 31, 2025	November 1, 2024	October 31, 2025	November 1, 2024
	(dollars in millions)
Revenues	$1,866	$1,976	$5,512	$5,641
Net income	$78	$106	$273	$264
Interest expense, net and loss on sale of receivables	36	36	104	108
Income tax expense (benefit)	16	20	15	57
Depreciation and amortization	38	35	109	104
EBITDA(1)	168	197	501	533
EBITDA as a percentage of revenues	9.0%	10.0%	9.1%	9.4%
Acquisition, integration, restructuring and impairment costs	1	—	5	2
Recovery of acquisition, integration, restructuring and impairment costs	—	—	(2)	(2)
Costs related to the settlement of federal tax audits	—	—	7	—
Executive transition costs, net of recoveries	16	—	16	—
Adjusted EBITDA(1)	$185	$197	$527	$533
Adjusted EBITDA as a percentage of revenues	9.9%	10.0%	9.6%	9.4%
EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is a performance measure that excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Adjusted EBITDA is calculated by taking EBITDA and excluding acquisition, integration, restructuring and impairment costs, and any other material non-recurring costs. Acquisition, integration, restructuring and impairment costs represent costs incurred related to acquisitions, the reorganization, facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation. Recovery of acquisition, integration, restructuring and impairment costs represents costs recovered through our indirect rates in accordance with Cost Accounting Standards. Costs related to the settlement of federal tax audits represent costs related to the IRS audit settlement for fiscal years 2016 through 2019. Executive transition costs, net of recoveries, represent costs associated with the immediate departure of our CEO and other executives, net of the portion recovered through our indirect rates in accordance with Cost Accounting Standards. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended October 31, 2025
	(in millions, except per share amounts)
	As Reported	Acquisition, integration, restructuring and impairment costs	Amortization of intangible assets	Executive transition costs, net of recoveries	Non-GAAP results(1)
Income before income taxes	$94	$1	$29	$16	$140
Income tax (expense) benefit	(16)	—	(5)	—	(21)
Net income	$78	$1	$24	$16	$119

Diluted EPS	$1.69	$0.02	$0.52	$0.35	$2.58

	Three Months Ended November 1, 2024
	(in millions, except per share amounts)
	As Reported	Amortization of intangible assets	Non-GAAP results(1)
Income before income taxes	$126	$29	$155
Income tax (expense) benefit	(20)	(5)	(25)
Net income	$106	$24	$130

Diluted EPS	$2.13	$0.48	$2.61
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Acquisition, integration, restructuring and impairment costs represent costs incurred related to acquisitions, the reorganization, facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. Executive transition costs, net of recoveries, represent costs associated with the immediate departure of our CEO and other executives, net of the portion recovered through our indirect rates in accordance with Cost Accounting Standards. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Nine Months Ended October 31, 2025
	(in millions, except per share amounts)
	As Reported	Acquisition, integration, restructuring and impairment costs	Recovery of acquisition, integration, restructuring and impairment costs	Amortization of intangible assets	Costs related to the settlement of federal tax audits	Executive transition costs, net of recoveries	Non-GAAP results(1)
Income before income taxes	$288	$5	$(2)	$87	$7	$16	$401
Income tax (expense) benefit	(15)	—	—	(5)	—	—	(20)
Net income	$273	$5	$(2)	$82	$7	$16	$381

Diluted EPS	$5.82	$0.10	$(0.04)	$1.75	$0.15	$0.34	$8.12

	Nine Months Ended November 1, 2024
	(in millions, except per share amounts)
	As Reported	Acquisition, integration, restructuring and impairment costs	Recovery of acquisition, integration, restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)
Income before income taxes	$321	$2	$(2)	$87	$408
Income tax (expense) benefit	(57)	—	—	(16)	(73)
Net income	$264	$2	$(2)	$71	$335

Diluted EPS	$5.17	$0.04	$(0.04)	$1.39	$6.56
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions and activities that we do not consider to be indicative of our ongoing operating performance. Acquisition, integration, restructuring and impairment costs represent costs incurred related to acquisitions, the reorganization, facilities optimization efforts, and impairments of long-lived assets, along with associated depreciation. Recovery of acquisition, integration, restructuring and impairment costs represents costs recovered through our indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. Costs related to the settlement of federal tax audits represent costs related to the IRS audit settlement for fiscal years 2016 through 2019. Executive transition costs, net of recoveries, represent costs associated with the immediate departure of our CEO and other executives, net of the portion recovered through our indirect rates in accordance with Cost Accounting Standards. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Nine Months Ended
	October 31, 2025	November 1, 2024	October 31, 2025	November 1, 2024
	(in millions)
Net cash provided by operating activities	$129	$143	$351	$379
Expenditures for property, plant, and equipment	(9)	(9)	(24)	(21)
Cash used from (provided by) MARPA Facility	15	(125)	(86)	(95)
Free cash flow(1)	$135	$9	$241	$263

FY26 Guidance
(in millions)
Net cash provided by operating activities	>$585
Expenditures for property, plant, and equipment	Approximately $35
Free cash flow(1)	>$550
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present similar non-GAAP liquidity measures. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.
(1)Non-GAAP measure, see above for definition.